UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 5, 2007

Tesco Corporation

(Exact Name of Registrant as Specified in Charter)

Alberta	0-28778	76-0419312
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3993 West Sam Houston Parkway North

Suite 100

Houston, Texas 77043-1211

(Address of Principal Executive Offices, Including Zip Code)

713-359-7000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 5, 2007, Tesco Corporation and Tesco US Holding LP, an indirect, wholly-owned subsidiary of Tesco Corporation (collectively, the “Company”), entered into a $125 million amended and restated credit agreement (the “Amended Credit Agreement”) with Amegy Bank, N.A., The Bank of Novia Scotia, the Company’s existing lenders and JPMorgan Chase Bank, N.A., as administrative agent for the lenders. The Amended Credit Agreement amends and restates that certain credit agreement between the Company and the existing lenders dated as of November 2, 2005 (the “Prior Credit Agreement”). The Amended Credit Agreement provides for up to $100 million in revolving loans and swingline loans (collectively, the “Revolver”). Under the Revolver, Tesco US Holding LP may borrow up to $100 million in revolving loans, while either Tesco US Holding LP or Tesco Corporation may borrow up to $15 million in swingline loans, provided that the aggregate amount of revolving loans and swingline loans may not exceed $100 million in outstanding principal. Amounts outstanding under the term loan issued under the Prior Credit Agreement will continue to be due in quarterly installments with the next installment due on July 31, 2007. The term loan maturity date of October 31, 2009 remains unchanged.

The Amended Credit Agreement has a term of five years and all outstanding borrowings on the Revolver will be due and payable on June 5, 2012. Amounts available under the Revolver are reduced by letters of credit issued under the Amended Credit Agreement not to exceed $20 million in the aggregate of all undrawn amounts and amounts that have yet to be disbursed under all existing letters of credit. Amounts available under the swingline loans may also be reduced by letters of credit or by means of a credit to a general deposit account of the applicable borrower.

The Amended Credit Agreement contains covenants that the Company considers usual and customary for an agreement of this type, including a leverage ratio, a minimum net worth, and a fixed charge coverage ratio. Pursuant to the terms of the Amended Credit Agreement, the Company is prohibited from incurring any additional indebtedness over $15 million, paying cash dividends to shareholders and other restrictions which are standard to the industry. The Amended Credit Agreement is secured by substantially all of the Company’s assets. All of the Company’s direct and indirect material subsidiaries are guarantors of any borrowings under the Amended Credit Agreement. Additionally, the Company’s capital expenditures are limited to 70% of consolidated EBITDA plus net proceeds from asset sales. The capital expenditure limit decreases to 60% of consolidated EBITDA plus net proceeds from asset sales for fiscal quarters ending after June 30, 2010.

In addition to regularly scheduled payment obligations, the occurrence of certain circumstances will trigger an obligation to prepay certain of the Company’s term loans owing under the Amended Credit Agreement by an amount equal to 50% of the net cash proceeds realized by the Company from any (i) asset sale or event of loss, upon the occurrence of certain conditions; (ii) issuance or other sale of any equity interest in the Company or any of its subsidiaries in excess of $10 million after the effective date of the Amended Credit Agreement; or (iii) subordinated indebtedness incurred by the Company or any of its affiliates. In addition, repayment of borrowings under the Amended Credit Agreement is subject to acceleration upon the occurrence of events of default that the Company considers usual and customary for an agreement of this type.

At any time during the term of the Amended Credit Agreement, the Company may, so long as no event of default has occurred and is continuing, elect to increase the maximum amount available under the Revolver from $100 million up to an amount not to exceed $150 million through increases of commitments by existing lenders or the addition of new lenders as determined by JP Morgan Chase Bank, N.A., in consultation with the Company.

Rates for revolving and term loans under the Amended Credit Agreement are based, at Tesco US Holding LP’s election, on an interest rate tied to a Eurodollar rate or JPMorgan Chase Bank, N.A.’s prime rate. With respect to Eurodollar loans, the rate is determined as follows: (i) the sum of Adjusted LIBO Rate (as defined in the Amended Credit Agreement) plus (ii) the Applicable Rate (as defined in the Amended Credit Agreement), which is 1.00 percent based on the Company’s current leverage ratio. With respect to non-Eurodollar loans, the rate is set by the alternate base rate, which is determined by taking the greater of (i) the prime rate for U.S. dollar loans announced by JPMorgan Chase Bank, N.A. in New York or (ii) the sum of the weighted average overnight federal funds rate published by the Federal Reserve Bank of New York plus 0.50 percent. Swingline loans will bear interest as determined by the alternate base rate described above.

At the Company’s current leverage ratio, the Company is required to pay a facility fee of 0.20 percent per annum of the aggregate unused commitments under the Amended Credit Agreement. A letter of credit fee equal to the Applicable Rate (as defined in the Amended Credit Agreement) multiplied by the outstanding face amount of any letter of credit issued under the Amended Credit Agreement is also required to be paid by the Company.

JPMorgan Chase Bank, N.A. and certain of the parties to the Amended Credit Agreement and certain of their respective affiliates have performed in the past, and may perform in the future, banking, investment banking or other advisory services for the Company and its affiliates from time to time for which they have received, or will receive, customary fees and expenses.

The foregoing description is qualified in its entirety by reference to the Amended Credit Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Exhibits and Financial Statements.

(d)	Exhibits

Exhibit 10.1	Amended and Restated Credit Agreement dated as of June 5, 2007 among Tesco US Holding LP, Tesco Corporation, the lender parties thereto and JP Morgan Chase Bank, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESCO CORPORATION

	By:	/s/ James A. Lank
Dated: June 6, 2007		James A. Lank
General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description
Exhibit 10.1	Amended and Restated Credit Agreement dated as of June 5, 2007 among Tesco US Holding LP, Tesco Corporation, the lender parties thereto and JP Morgan Chase Bank, N.A.